Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Peapack-Gladstone Financial Corporation:

We consent to the incorporation by reference in the registration statement on Form S-8 of Peapack-Gladstone Financial Corporation, pertaining to the Peapack-Gladstone Bank Employees Savings and Investment Plan, of our reports dated February 29, 2008 with respect to the consolidated financial statements of Peapack-Gladstone Financial Corporation and the effectiveness of internal control over financial reporting, which reports are incorporated by reference from the Annual Report on Form 10-K of Peapack-Gladstone Financial Corporation for the year ended December 31, 2007.

/s/ Crowe Chizek and Company LLC

Livingston, New Jersey
May 15, 2008